Exhibit 10.1
Performance Unit Award Agreement
This Performance Unit Award Agreement (this “Agreement”) is made and entered into as of May 12, 2021 (the “Grant Date”) by and between Team, Inc., a Delaware corporation (the “Company”) and Amerino Gatti (the “Grantee”).
WHEREAS, the Company has adopted the Team, Inc. 2018 Equity Incentive Plan (the “Plan”) pursuant to which Restricted Stock Units may be granted; and

WHEREAS, the Company has determined that it is appropriate to grant of a one-time award of Restricted Stock Units in connection with the Grantee’s ongoing of employment with the Company to provide an incentive for the Grantee to remain employed by the Company until the third anniversary of the Grant Date; and

WHEREAS, the Committee desires to grant such award of Restricted Stock Units pursuant to the Plan and on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Grant of Performance Units. Pursuant to Section 11 of the Plan, the Company hereby grants to the Grantee an Award of 465,909 performance-based Restricted Stock Units (the “Award”), which shall become vested based on (i) the Grantee’s continued employment with the Company, and (ii) the attainment of the Performance Criteria designated in Section 2 and Exhibit A. Each performance-based Restricted Stock Unit (a “PSU”) subject to the Award represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.

2.    Performance Period. The Award’s performance period (the “Performance Period”) is the period commencing on the Grant Date and ending on May 12, 2024. Upon the expiration of the Performance Period, any PSUs that remain outstanding and unvested as of the last day of the Performance Period shall be automatically forfeited and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

3.    Vesting of PSUs. The PSUs are subject to forfeiture until they vest. The forfeiture provision shall lapse with respect to the PSUs on the dates the Performance Milestone and the Time Milestone, as applicable, each as outlined on Exhibit A, are both satisfied (each, a “Vesting Date”).

4.    Effect of a Change in Control. If there is a Change in Control during the Performance Period, the following provisions, inclusive of the provisions in Exhibit “A”, shall apply:

(a)    All unvested PSUs outstanding immediately prior to the Change in Control for which the applicable Performance Milestone is achieved as of the date the Change in Control occurs shall continue to be outstanding and shall become vested upon attainment of the applicable Time Milestone.

(b)    Any unvested PSUs outstanding immediately prior to the Change in Control for which the Performance Milestone is not achieved as of the date the Change in Control occurs shall be automatically forfeited upon the occurrence of the Change in Control.

(c)    Notwithstanding any provision of the Plan or this Award Agreement, the Time Milestone shall be immediately satisfied for each unvested PSU if, during the twelve (12) month period immediately following the Change in Control, the Grantee’s employment with the Company ceases due to either (i) Involuntary Separation from Service Without Cause, or (ii) Voluntary Separation from Service for Good Reason, as each term is defined in the Team, Inc. Senior Management Compensation and Benefits Continuation Policy, effective May 12, 2020 (the “Severance Policy”).

5.    Settlement of PSUs. The Company shall cause the issuance and delivery of the Shares underlying vested PSUs as soon as practicable after the Vesting Date for such PSUs and in any event within thirty (30) days after such Vesting Date; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions; and provided further that if any law, regulation or order of the Securities and Exchange Commission or other body having jurisdiction shall require the Company or the Grantee to take any action in connection with the delivery of the Shares, then the date on which such delivery shall be deemed to have occurred shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action. Notwithstanding the preceding, the Committee may, in its sole discretion, direct the Company to satisfy some or all of its obligations under this Section 5 by making a cash payment to Grantee in an amount equal to the value of the Shares that otherwise would have been delivered under this Section 5.

6.    Termination of Continuous Service. Except as otherwise expressly provided in Section 4(c) above or Exhibit A, if the Grantee’s employment with the Company terminates for any reason at any time prior to the date the PSUs become vested as provided in Section 3 above, all of the Grantee’s unvested PSUs shall be automatically forfeited upon such termination of Continuous Service and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement.

7.    Transferability. Subject to any exceptions set forth in this Agreement or the Plan, the PSUs and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee, except that the right to receive payment for vested PSUs shall be transferrable by will or the laws of descent and distribution, and upon any such transfer by will or the laws of descent and distribution, the transferee shall hold such right subject to all of the terms and conditions that were applicable to the Grantee immediately prior to such transfer.

8.    Rights as Shareholder.

(a)    The Grantee shall not have any rights of a shareholder with respect to the Shares underlying the PSUs until such Shares are issued to the Grantee in accordance with Section 5, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

(b)    Upon and following the vesting of the PSUs and the issuance of shares, the Grantee shall be the record owner of the shares of Common Stock underlying the PSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting and dividend rights, if any).

9.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to continue to provide services to the Company and its Affiliates, whether as an employee, consultant or otherwise. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s employment at any time, with or without Cause.

10.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the PSUs shall be adjusted or terminated in any manner as contemplated by Section 20 of the Plan.

11.    Tax Liability and Withholding.

(a)    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. As a condition of the receipt of this Award, prior to the vesting of the PSUs, the Grantee hereby agrees to make such arrangements as the Company may require in order to satisfy any federal, state, local or foreign withholding tax obligations that the Company, in its sole discretion, determines may arise in connection with the receipt of this grant or the issuance of Shares (the “Tax Obligations”). The Grantee understands that the Company shall not be required to issue any Shares under the RSUs unless and until such Tax Obligations are satisfied.

(b)    The Company intends, and the Grantee hereby authorizes the Company, to satisfy the Tax Obligations by withholding from the Grantee’s vested PSUs the number of Shares having an aggregate Fair Market Value on the applicable determination date equal to the amount of the Tax Obligations, with any fractional Shares rounded up to the nearest whole number of Shares. To the extent the Company determines that the number Shares withheld pursuant to this paragraph is insufficient to satisfy such Tax Obligations, the Grantee hereby authorizes the Company to deduct from the Grantee’s wages or other cash compensation the additional amounts necessary to fully satisfy the Tax Obligations. If the Company chooses not to deduct such amount from the Grantee’s compensation, the Grantee agrees to pay the Company, in cash or by check, the additional amount necessary to fully satisfy the Tax Obligations. The Grantee hereby agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this paragraph.

(c)    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any Shares, and (ii) does not commit to structure the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

12.    Return of Share Value.

(a)    By accepting this Award, the Grantee hereby agrees that if the Company determines that the Grantee engaged in Conduct Detrimental to the Company (as defined below) during his employment with the Company and/or an Affiliate, or during the one-year period following the Grantee’s Termination of Employment, the Grantee shall be required, upon demand, to return to the Company, in the form of a cash payment, the Returnable Share Value (defined below) and all unvested amounts are forfeited. The Grantee understands and agrees that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company due to the Grantee’s Conduct Detrimental to the Company, including injunctive relief, attorneys’ fees and damages.

(b)    Definitions. The following definitions shall apply for purposes of this Agreement:

        (i)    “Conduct Detrimental to the Company” means the Grantee breaches his non-competition, non-solicitation of customers, or non-solicitation of employees obligations under the Protected Information, Inventions, and Non-Solicitation Agreement with Non-Compete executed with the Company or any agreement under which the Grantee owes the Company or an affiliate any duties regarding non-disclosure, non-solicitation, non-interference, non-competition, or non-disparagement. The Grantee acknowledges that the Conduct Detrimental to the Company is worthy of protection by these promises due to the nature of the harm that would be caused by such actions because the Grantee acknowledges that the Company and, if applicable, its Affiliate, has promised and the Grantee has been entrusted with access to significant confidential or trade secret or propriety information of the Company or its Affiliates, as well as access to relationships and information regarding the Company’s or its Affiliates’ customers, vendors, and employees, specialized training, and association with the goodwill of the Company and, if applicable, its Affiliate.

(ii)    “Returnable Share Value” means a cash amount equal to the gross value of the Shares that were issued to the Grantee in the one-year period prior to the Company’s determination that the Grantee engaged in Conduct Detrimental to the Company pursuant to this Agreement, determined as of the date such Shares were issued to the Grantee and using the Fair Market Value (as defined in the Plan) of the Company’s common stock on that date; provided, however, that this provision shall not apply to any portion of the Shares that were issued to the Grantee more than one hundred twenty (120) days prior to a Change in Control.

13.    Compliance with Law. The issuance and transfer of Shares pursuant to the PSUs shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

14.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the General Counsel of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

15.    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas without regard to conflict of law principles.

16.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

17.    PSUs Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All capitalized terms used and not otherwise defined herein shall have the meanings given in the Plan. This Agreement is also subject to approval by the Company’s stockholders of the proposed increase in the number of shares available for issuance under Section 5.2(a) of the Plan at the May 2021 annual meeting of Company’s shareholders. If such approval is not received, then the PSUs shall be forfeited at the end of such meeting.

18.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Grantee’s rights under the PSUs may be transferred by will or the laws of descent or distribution.

19.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

20.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion, subject to Section 23 of the Plan. The grant of the PSUs in this Agreement does not create any contractual right or other right to receive any PSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

21.    Amendment. The Committee has the right to amend this Agreement, subject to the limitations set forth in the Plan, provided that any amendment that materially and adversely affects the Grantee’s rights hereunder may be effectuated only in a writing signed by the Company and the Grantee.

22.    Clawback. Notwithstanding any provisions in the Agreement to the contrary, any compensation, payments, or benefits provided hereunder (or profits realized from the sale of the Common Stock delivered hereunder), whether in the form of cash or otherwise, shall be subject to a clawback (i) to the extent necessary to comply with the requirements of any applicable law, including but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, section 304 of the Sarbanes Oxley Act of 2002 or any regulations promulgated thereunder; or (ii) to the extent provided by the Team, Inc. Incentive Compensation Clawback Policy, any other policy or procedure adopted by the Company or any individual agreement between Employee and the Company.

23.    Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

24.    No Impact on Other Benefits. The value of the Grantee’s PSUs is not part of his normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

25.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

26.    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the PSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the PSUs or disposition of the underlying Shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below with their signatures.

TEAM, INC.

By:	/s/ Louis A. Waters
Name:	Louis A. Waters
Title:	Lead Independent Director

GRANTEE

By:	/s/ Amerino Gatti
Name:	Amerino Gatti

Date Signed:	5/12/2021

EXHIBIT A

Time Vesting and Performance Criteria

The forfeiture restrictions on the PSUs Units granted under the Agreement will lapse on the date the Grantee has satisfied the Performance Milestone and the Time Milestone with respect to a PSU, each as described below.

A.    Performance Vesting Criteria

The “Performance Milestone” will be satisfied with respect to one third of the PSUs (a “Tranche”) on the date on which the Company’s stock price satisfies one of the following criteria (each a “Milestone”):

•    achievement of a Share Price of $14
•    achievement of a Share Price of $19
•    achievement of a Share Price of $24

If either (i) a Change in Control occurs during the Performance Period, or (ii) Grantee’s employment is terminated due to either (A) Involuntary Separation from Service Without Cause, or (B) Voluntary Separation from Service for Good Reason, as each term is defined in the Severance Policy, during the Performance Period, and the Share Price is between two of the Milestones listed above, the Performance Milestone shall be satisfied for a pro-rata share of the PSUs based on linear interpolation. To the extent the Performance Milestone is not satisfied on the date a Change in Control occurs, any unvested PSUs shall be immediately forfeited as provided in Section 4(b) of the Agreement.

Example: If the Share Price is $21.50 on the date a Change in Control transaction occurs, then the Performance Milestone for one-half of the PSUs that would have been vested upon achievement of a Share Price of $24 shall be achieved on the closing date for such Change in Control transaction.

For this purpose, “Share Price” means (i) the volume weighted average price of a Share on the New York Stock Exchange during any period of twenty (20) consecutive trading days occurring during the Performance Period, or (ii) for purposes of this Agreement only, (x) the value of the consideration paid for each Share in a Change in Control transaction, with the value of any non-cash consideration determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its discretion, or (y) if no consideration is paid in respect of Shares in connection with a Change in Control transaction, the volume weighted average price of a Share on the New York Stock Exchange during the period of twenty (20) consecutive trading days ending on, and including, the last trading day immediately preceding a Change in Control.
The Milestones will be appropriately adjusted by the Committee to reflect any stock split, stock dividend, or other extraordinary event affecting the capitalization of the Company.

B.    Time Vesting Criteria

The “Time Milestone” will be satisfied with respect to each Tranche of the PSUs as follows:

•    One half of the Time Milestone will be satisfied if the Grantee remains continuously employed by the Company until the later of (i) the first (1st) anniversary of the Grant Date, and (ii) the date the applicable Performance Milestone is satisfied; and

•    One half of the Time Milestone will be satisfied if the Grantee remains continuously employed by the Company until the third (3rd) anniversary of the Grant Date.

If the Grantee’s employment with the Company and its Affiliates terminates due to the Grantee’s voluntary resignation of his employment or involuntary termination for Cause (defined below), prior to the date the Time Milestone is achieved with respect to a PSU, then all unvested PSUs then outstanding shall be automatically forfeited on such date and neither the Company nor any Affiliate shall have any further obligations to the Grantee under this Agreement. For purposes of this Agreement, “involuntary termination for Cause” shall be a termination of the Grantee’s employment by the Company which results from a good faith determination by the Compensation Committee of the Board of Directors that either (i) the Grantee knowingly committed material acts involving fraud, dishonesty or violations of criminal or other statutes; or (ii) the Grantee knowingly violated the Company’s Code of Business Conduct and Ethics.

If the Grantee’s employment with the Company and its Affiliates terminates due to the Grantee’s (i) death, (ii) Disability, or (iii) either his (A) Involuntary Separation from Service Without Cause, or (B) Voluntary Separation from Service for Good Reason, as each term is defined in the Severance Policy, then the Time Milestone shall be satisfied on the Grantee’s employment termination date for all of the PSUs, causing:

•    Any PSU for which the Performance Milestone has been achieved on or before such date to be vested on the Grantee’s employment termination date; and

•    Any PSU for which the Performance Milestone has not been achieved on or before such date to be forfeited on the Grantee’s employment termination date.